Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Shareholders and Board of Directors of Resolve Debt, LLC, Nest Egg, LLC and Travl, LLC:

We hereby consent to the inclusion of our reports dated November 11, 2024, within the Form 8-K/A under the Securities Exchange Act of 1934, as amended, related to the financial statements of Resolve Debt, LLC, Nest Egg, LLC and Travl, LLC for the years ended December 31, 2023, and 2022. Each report includes an explanatory paragraph regarding substantial doubt about the respective company’s ability to continue as a going concern.

/S/ Boladale Lawal

BOLADALE LAWAL & CO

Chartered Accountants

PCAOB No:6993

Lagos, Nigeria

November 12, 2024